Exhibit 10.1

                        EXECUTIVE OFFICER CASH BONUS PLAN
                          FISCAL 2006 PERFORMANCE GOALS

On December 13, 2005, the Executive Compensation Committee of the Board of Directors of Toll Brothers, Inc. (the "Company") determined that bonuses under the Executive Officer Cash Bonus Plan (the "Bonus Plan") for the Company's 2006 fiscal year for each of Messrs. Zvi Barzilay, the Company's President and Chief Operating Officer, and Joel H. Rassman, the Company's Executive Vice President, Treasurer and Chief Financial Officer (the designated participants in the Bonus
Plan) shall be calculated based upon two components - (a) an individual performance goal component, and (b) a company performance goal component.

The individual performance goals for Mr. Barzilay are based on various factors, including: personal visits to at least four remote divisions; weekly recommendations to the Chief Executive Officer arising out of weekly sales and production reports, and follow-up with the relevant operational vice presidents to discuss the status of the relevant divisions and actions to be taken; meetings and reviewing all support departments, including those relating to human resources, manufacturing, architecture, land development, engineering and facilities maintenance; an increase in production in an amount approximating the increase in sales from fiscal 2005 to fiscal 2006; delegating more responsibility for the Company's operations to regional presidents and confirm timely assumption of such responsibility; reviewing and approving all new land transactions, to the extent not approved by the Chief Executive Officer; and evaluating and, if approved, implementing a new long term incentive program.

The performance goals for Mr. Rassman include: presiding over and effectuating the timely and successful completion of the controls testing process under section 404 of the Sarbanes-Oxley Act of 2002; presiding over all bank and analyst meetings, and delegating certain other tasks related to bank and analyst meetings to the senior vice president for investor relations and integrating other financial managers into the process; presiding over and effectuating the delivery of timely and complete quarterly financial statements and cash flow projections; organizing and assisting in the preparation and conducting of conference calls (such as those relating to quarterly backlog/revenue and earnings); identifying potential investors in the home building industry not presently invested in the Company and developing strategies with respect thereto; restructuring the Company's tax department responsibilities, reviewing federal and state tax areas to seek to achieve tax savings and efficiencies and implementing programs with respect thereto; and completing a new financing in either the bank or capital markets.

The company performance goal component is stated in terms of the Company's attainment of specified levels of adjusted pre-tax earnings during fiscal 2006, and the maximum amount of the bonuses payable under this component is determined by application of a mathematical formula to the Company's actual adjusted pre-tax earnings for fiscal 2006 in excess of a series of targeted levels of adjusted pre-tax earnings.

The bonuses payable for fiscal 2006 are subject to all applicable limitations of the Bonus Plan, including the Bonus Plan's limitations on aggregate payments to any one participant during any one Plan Year (defined in the Bonus Plan as the Company's fiscal year) and, with respect to the individual performance goal component described above, the Company's revenues exceeding a certain level.